SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

In connection with the Special Meeting of the Stockholders to be held on February 24, 2004, The MONY Group Inc. is sending the following “Questions & Answers” brochure and voting instruction forms to its shareholders.

SPECIAL MEETING

OF STOCKHOLDERS

FEBRUARY 24, 2004

QUESTIONS &

ANSWERS

Michael I. Roth

Chairman and Chief Executive Officer

Dear Fellow Stockholder:

On September 17, 2003, The MONY Group Inc. and AXA Financial, Inc. agreed to a transaction in which AXA Financial would acquire all of the outstanding shares of MONY common stock for $31.00 per share in cash.

The pending transaction has been approved unanimously by MONY’s Board of Directors. If approved by MONY stockholders, at the Special meeting to be held on February 24, 2004, and various regulatory authorities, the transaction is expected to close in the second quarter of 2004, although the closing could occur earlier or later.

The Questions and Answers and other information in this pamphlet highlight certain facts about the proposed transaction and what it will mean to MONY stockholders. This pamphlet is not intended to be a full explanation of the merger proposal. I urge you to carefully read the accompanying proxy statement in which the transaction and other important information is described in detail.

Once you have had an opportunity to read the proxy statement, I urge you to vote by signing, dating and mailing your enclosed proxy using the postage-paid envelope provided. Internet and telephone voting are also available.

Please follow the instructions on your proxy card.

Your vote is important, regardless of the number of shares you own, so please vote your shares at your first convenience.

On behalf of your Board of Directors,

The MONY Group Inc.

Special Meeting of Stockholders

Questions and Answers

for Stockholders

Q: What am I being asked to vote on?

A: You are being asked, among other things, to consider and adopt a merger agreement, the result of which is that AXA Financial will acquire MONY. After the merger, MONY will become a wholly owned subsidiary of AXA Financial, one of the world’s premier financial services organizations.

Q: What will I receive in the merger?

A: In the merger, each issued and outstanding share of MONY common stock will be converted into the right to receive $31.00 in cash, without interest and less any required withholding tax (subject to the right of stockholders to seek appraisal under Delaware law).

Q: What does MONY’s Board of Directors recommend?

A: MONY’s Board of Directors unanimously recommends that MONY stockholders vote “FOR” the adoption of the merger agreement.

Q: Will the proposed transaction have any impact on existing insurance policies issued by MONY member companies?

A: No. The proposed transaction will have no impact on existing insurance policies issued by MONY member companies. Following consummation of the transaction, MONY member company policyholders will continue to enjoy the same rights and benefits as are provided in their contracts. MONY member companies will become part of the AXA Financial family, one of the world’s largest asset managers with more than $472.2 billion in assets under management, as of September 30, 2003.

Q: Who is entitled to vote at the special meeting of stockholders?

A: Holders of record of MONY common stock as of the close of business on January 2, 2004 are entitled to vote on the merger agreement.

Q: What stockholder approval is required to adopt the merger agreement?

A: A quorum (consisting of at least 1/3 of MONY’s issued and outstanding shares) is necessary to hold the special meeting and the affirmative vote of stockholders representing a majority of the issued and outstanding shares of MONY common stock entitled to vote for adoption of the merger agreement is required to adopt the merger agreement.

Q: Am I entitled to appraisal rights?

A: Delaware law provides that stockholders who comply with certain conditions (which are described in the proxy statement) are entitled to have the value of their shares independently determined (excluding any element of value arising from the accomplishment or expectation of the merger) and to receive payment based on that valuation. A dissenting stockholder may receive an amount in an appraisal proceeding that is more or less than, or the same as, the amount that would have been received in the merger. AXA Financial will not be required to complete the merger if appraisal rights are perfected by holders of more than 10% of MONY’s common stock, a condition which AXA Financial unilaterally may waive. However, there can be no assurance that AXA will waive this condition.

Q: Will MONY continue to pay dividends on my shares of MONY common stock pending completion of the merger?

A: The merger agreement provides that at any time after January 1, 2004, MONY can set a record date for, and declare and pay, a dividend to its stockholders out of its “Adjusted Net Earnings” (as defined in the merger agreement) for the last six months of 2003, up to a maximum dividend of $0.45 per share of MONY common stock. Accordingly, MONY may or may not be able to pay a dividend to its stockholders, depending on its financial results for the last six months of 2003. MONY’s preliminary estimate of Adjusted Net Earnings for the third quarter of 2003 is approximately $0.08 per share. There is a substantial risk that the MONY stockholders may receive little or no dividend.

Q: What are the U.S. federal income tax consequences of the transaction?

A: The conversion of shares into cash pursuant to the merger is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. You should consult your own tax advisor about the particular tax consequences of the merger to you.

Q: What if the merger is not completed?

A: It is possible that the merger will not be completed. That might happen if, for example, MONY stockholders do not approve the merger agreement. If that occurs AXA Financial is under no obligation to make or consider any alternative proposals regarding the purchase of the shares of MONY common stock. A termination fee of $50 million would be payable to AXA Financial by MONY if the merger is not completed under some circumstances, including, for example, if MONY’s board of directors withdraws its recommendation or modifies or changes its recommendation in a manner adverse to AXA or if MONY or its board recommends that MONY stockholders approve any acquisition proposal other than the AXA merger.

Q: What do I need to do now?

A: We urge you to read the accompanying proxy statement carefully, including its annexes, and consider how the merger affects you. Then simply mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope provided. Should you prefer, you may cast your vote by proxy by telephone or via the Internet in accordance with the instructions on the enclosed proxy card or the voting instruction form received from any broker, bank or other nominee that may hold shares of MONY common stock on your behalf. Please act as soon as possible so that your shares of MONY common stock can be voted at the special meeting.

Q: What happens if I do not return a proxy card or otherwise vote by proxy?

A: If you fail to return your proxy card or cast your vote by proxy by using the telephone or the Internet and you do not vote in person at the special meeting, it will have the same effect as voting against the merger. You are urged to act promptly in returning your proxy.

Q: If my shares are held in “street name” by my broker, banker or nominee will my broker vote my shares for me?

A: Your broker, banker or nominee will not vote your shares of MONY common stock without specific instructions from you. You should instruct your broker, banker or nominee to vote your shares of MONY common stock by following the instructions provided to you by such firm. You should also contact the person responsible for your account to make certain that your shares of MONY common stock are voted.

Without instructions, your shares of MONY common stock will not be voted, which will have the effect of a vote against the merger. Please make certain to return your proxy card for each separate account you maintain to ensure that all of your shares of MONY common stock are voted.

Q: Where can I learn more about MONY?

A: MONY files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission. You may read and copy any reports, statements or other information that MONY files with the SEC at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference room. These SEC filings are also available to the public at the Internet site maintained by the SEC at http://www.sec.gov. Information is also available at MONY’s website: www.mony.com.

Q: Whom should I contact if I have questions?

A: If you would like additional copies, without charge, of MONY’s proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact D. F. King & Co., Inc., which is assisting us in the solicitation of proxies, as follows:

D. F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Toll-Free:1-800-488-8075

Important Legal Information

MONY has filed a definitive proxy statement and AXA Financial and MONY intend to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the proxy statement regarding the acquisition, carefully in its entirety, because it contains important information about the proposed transaction. A definitive proxy statement has been sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain free copies of the definitive proxy statement, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s website at www.sec.gov. The definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by directing a written request to Shareholder Services, MONY, 1740 Broadway, New York, NY 10019; Attn. John MacLane (jmaclane@mony.com), or to AXA Financial, 1290 Avenue of the Americas, New York, NY 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).

The MONY Group Inc.

Special Meeting of Stockholders at a Glance

Date:	February 24, 2004
Time:	9:30 a.m. local time
Location:	New York Marriott Marquis Hotel
1535 Broadway
New York, New York 10036

Proposed Acquisition

• Stockholder Vote. You are being asked to vote to adopt a merger agreement pursuant to which MONY will be acquired by AXA Financial.

• Price for Your Stock. In the proposed merger, you will receive $31.00 in cash, without interest and less required withholding tax, for each of your shares of MONY common stock.

Board Recommendation

MONY’s board of directors, by unanimous vote and after careful consideration, recommends that MONY stockholders vote “FOR” the merger agreement.

Vote Required

Adoption of the merger agreement requires the approval of holders of a majority of the issued and outstanding shares of MONY common stock entitled to vote thereon. The failure to vote, or an abstention from voting, has the same effect as a vote against adoption of the merger agreement. As such, your vote is important.

Who can vote

You can vote all of the shares of MONY common stock that you own of record as of January 2, 2004.

HOW TO VOTE

1. By Proxy: Sign, date and promptly mail the enclosed proxy in the postage-paid envelope provided;

2. By Internet: Please follow the simple instructions on your enclosed proxy or voting instruction form; or

3. By Phone: Please follow the simple instructions on your enclosed proxy or voting instruction form. You may also attend the Special Meeting and vote in person.

PLEASE ACT TODAY

The MONY Group Inc.
1740 Broadway
New York, NY 10019
www.mony.com

For assistance, please call:
1-800-488-8075

THE MONY GROUP INC. ELECTRONIC VOTING ALTERNATIVES

YOUR VOTE IS IMPORTANT. PLEASE VOTE PROMPTLY!

VOTE BY TELEPHONE OR VIA THE INTERNET

VOTE BY INTERNET	VOTE BY TELEPHONE
It is fast and convenient, and your vote is immediately confirmed and recorded.	Call TOLL-FREE on a touch-tone telephone.

Follow these four easy steps to vote online:	Follow these four easy steps to vote via telephone:

1. Read the accompanying proxy statement and proxy form.	1. Read the accompanying proxy statement and proxy form.

2. Go to the Web site www.votefast.com.	2. Call TOLL-FREE 1-800-542-1160.

3. Enter your 11-digit Control Number located on your proxy form.	3. Enter your 11-digit Control Number located on your proxy form.

4. Follow the simple screen prompts to record your vote.	4. Follow the simple telephone prompts to record your vote.

Vote promptly to avoid unnecessary solicitation costs.

REG

THE MONY GROUP INC. ELECTRONIC VOTING ALTERNATIVES

YOUR VOTE IS IMPORTANT. PLEASE VOTE PROMPTLY!

VOTE BY TELEPHONE OR VIA THE INTERNET

VOTE BY INTERNET	VOTE BY TELEPHONE
It is fast and convenient, and your vote is immediately confirmed and recorded.	Call TOLL-FREE on a touch-tone telephone using the 800 number shown on your voting form.

Follow these four easy steps to vote online:	Follow these four easy steps to vote via telephone:

1. Read the accompanying proxy statement and voting form.	1. Read the accompanying proxy statement and voting form.

2. Go to the Web site www.proxyvote.com.	2. Call the toll-free number shown on your voting form.

3. Enter your 12-digit Control Number located on your voting form.	3. Enter your 12-digit Control Number located on your voting form.

4. Follow the instructions provided.	4. Follow the recorded instructions.

Vote promptly to avoid unnecessary solicitation costs

BEN